Exhibit 10.16

[Executive Form of Stock Option Agreement]

NET

AVEPOINT, INC.

STOCK OPTION GRANT NOTICE

(2016 EQUITY INCENTIVE PLAN)

AvePoint, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice and in the Option Agreement, the Plan, and the Notice of Exercise, all of which are attached to this notice and incorporated in this notice in their entirety.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	✓ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:	✓ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	1/4th of the shares vest one year after the Vesting Commencement Date; the balance of the shares vest in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Vesting Commencement Date.

Notwithstanding the foregoing, if a Sale (as defined below) occurs while Optionholder is in Continuous Service (or if Optionholder’s Continuous Service terminates without Cause (and for a reason other than the Optionholder’s death or Disability) within ninety (90) days prior to the execution of any definitive agreement relating to a Sale transaction and such Sale transaction is consummated), but before this option is fully vested, then the unvested portion of this option shall become fully vested on the date upon which the Sale closes and becomes effective (and in the case of a termination before a Sale, the term of the option will be extended to the closing and effective date of the Sale, but in any case will not be extended beyond the option’s Expiration Date). For purposes of this paragraph “Cause” means (i) a material breach by Optionholder of any agreement with the Company or any of its affiliates, which breach, if curable, is not cured

[1]

If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

within 30 days of receipt by Optionholder of written notice from the Company specifying the breach or, if cured, recurs within 180 days following receipt of the written notice; (ii) Optionholder’s gross negligence in the performance of Optionholder’s material job duties; (iii) Optionholder’s intentional nonperformance or misperformance of such duties, or Optionholder’s refusal or failure to abide by or comply with the directives of the Board or Optionholder’s superiors, or the Company’s policies and procedures, which actions, if curable, are not cured within 30 days after receipt by Optionholder of written notice thereof or, if cured, recurs within 180 days following receipt of the written notice; (iv) Optionholder’s willful dishonesty with respect to the business or affairs of the Company, or the Optionholder’s material breach of any fiduciary duty to the Company or its stockholders; or (v) Optionholder’s conviction of any felony or any other crime involving moral turpitude.

For purposes of this option, “Sale” means the occurrence of a (A) sale of all or substantially all of the assets of the Company, (B) consolidation or merger of the Company, or (C) sale or other transfer of capital stock of the Company, in each case in one transaction or a series of related transactions, resulting in the beneficial holders of the Company’s outstanding common stock (calculated on an as-converted and fully-diluted basis) immediately prior to such transaction holding immediately after such transaction less than a majority of the Company’s outstanding common stock (calculated as aforesaid) or, in the case of an asset sale or a consolidation or merger where the Company is not the surviving entity, less than a majority of the voting securities or economic interests in the acquiring or surviving entity (calculated on an as-converted and fully-diluted basis). “Sale” shall not mean any initial public offering of the Company.

Payment:	By one or a combination of the following items (described in the Option Agreement):

✓ By cash or check
☐ Pursuant to a Regulation T Program if the Shares are publicly traded
☐ By delivery of already-owned shares if the Shares are publicly traded
☐ By net exercise
☐ By deferred payment

Special Provisions Regarding Corporate Transactions: Notwithstanding Section 9(c) of the Plan, or any successor provision, to the extent this option is not continued, assumed or substituted for by the Company or by the acquiring or surviving corporation or entity as part of a Corporate Transaction, and if the consideration paid to the Company’s holders of Common Stock in respect of their Common Stock is, in whole or part, in the form of securities of a privately held company or enterprise that are not registered under the Securities Act or other applicable law, and not actively traded on an established securities market, then your option, to the extent vested, will be cancelled in exchange for the payment of cash consideration in the amount and subject to the terms specified in Section 9(c)(vi) of the Plan or any successor provision.

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

AVEPOINT, INC.	OPTIONHOLDER:

By:	By:
Name:	Name:
Title:

Date:	Date:

ATTACHMENTS: Option Agreement, 2016 Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATTACHMENT II

2016 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE